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Exhibit 7(f)
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                    [SCHIFF HARDIN & WAITE LETTERHEAD]


                             June 23, 1997



VIA FAX THEN U.S. MAIL
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Thomas C. Erb, Esq.
Lewis, Rice & Fingersh
500 North Broadway, Suite 200
St. Louis, Missouri 63102-2147

      RE:  ILLINI CORPORATION

Dear Mr. Erb:

      As I indicated to you in my previous letter, the Board of Directors of Illini Corporation is currently completing its strategic planning process. Last week the Board participated in three days of strategic planning sessions which were also attended by representatives of Robert W. Baird & Co. Incorporated and KPMG Peat Marwick. The Board expects to complete its strategic planning process in the next thirty to forty-five days. As I indicated in my previous letter, at that point I will contact you to discuss the resolution of the issues raised in your letter dated February 6, 1997 on behalf of May Noll.

      Finally, for your information, the Board of Directors adopted a Shareholder Rights Plan on Friday, June 20. I am enclosing copies of the letter to shareholders, summary and press release, all relating to the Plan. If you have any questions concerning the Shareholder Rights Plan or the Board's strategic planning process, please feel free to contact me. Otherwise, I will contact you immediately after the Board completes its strategic planning process.


                              Sincerely,


                              /s/ Theodore L. Eissfeldt
                              Theodore L. Eissfeldt

TLE/jtk
Enclosures
cc:   Mr. Burnard K. McHone
      (w/o enclosures via fax)